Exhibit 5.1

[MORGAN, LEWIS & BOCKIUS LETTERHEAD]

July 15, 2004

Safeguard Scientifics, Inc.
800 The Safeguard Building
Wayne, Pennsylvania 19087

Re:	Registration Statement on Form S-3 (Registration No. 333-114794)

Ladies and Gentlemen:

We have acted as counsel to Safeguard Scientifics, Inc, a Pennsylvania corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration by the Company of (i) $150,000,000 principal amount of its 2.625% Convertible Senior Debentures due 2024 (the “Debentures”) and (ii) 20,783,100 shares of the Company’s common stock, par value $0.10 per share, issuable upon the conversion of the Debentures (the “Conversion Shares”), all of which are to be sold by certain holders of the Debentures or the Conversion Shares as described in the Registration Statement. The Debentures were issued under an Indenture, dated as of February 18, 2004 (the “Indenture”), between the Company and Wachovia Bank, National Association, as trustee (the “Trustee”).

In connection with this opinion letter, we have examined (i) the Registration Statement and the exhibits thereto, (ii) originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation and the Bylaws of the Company, both as in effect on the date hereof, (iii) the Indenture, (iv) the Debentures and (v) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have assumed for purposes of our opinion that the Indenture was duly authorized, executed and delivered by the Trustee, that the Indenture is a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

July 15, 2004

Based upon the foregoing, we are of the opinion that (i) the Debentures are valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and (ii) the Conversion Shares have been duly authorized by the Company and, when issued and delivered upon conversion of the Debentures in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

The opinions expressed above are subject to the following limitations and qualifications:

The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

The opinions expressed herein are limited to the laws of the Commonwealth of Pennsylvania and the State of New York, in effect on the date hereof, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP